Exhibit 4.13

From: TCF Bank
Sent: Friday, September 18, 2020 7:34 PM
To: Bill Roeschlein
Subject: Important information about PPP payment deferment

Thank you for being a valued Paycheck Protection Program customer with TCF. As an update to the repayment process, we are making a change for your benefit to defer your first payment, and provide additional time to complete the forgiveness process. Please continue reading the information below to learn more about this change. We're here to support you and help along the way, so if you have any questions or concerns, please don't hesitate to reach out to us.

Perceptron Inc. (“Borrower” or “you”) received a Small Business Administration (the “SBA”) Paycheck Protection Program loan, account number ending in *1081 (the “PPP Loan”), from TCF National Bank (“TCF” or “we”) and signed a Promissory Note (the “Note”) to evidence your PPP Loan. The Note requires that you begin making monthly payments of principal and interest on the PPP Loan on the first (1st) day of the month that follows the date that is six months after the PPP Loan Date as set forth on the Note. All payments of principal and interest during the six-month period following the PPP Loan Date were deferred.

However, the Paycheck Protection Program Flexibility Act of 2020, signed into law on June 5, 2020 (the “Flexibility Act”), now allows Borrower to determine expenses eligible for forgiveness on its PPP Loan for an extended period that starts on the PPP disbursement date and ends 24 weeks after the PPP disbursement date. Under the Flexibility Act, the period during which Borrower’s PPP Loan payments are deferred is also extended.

Accordingly, TCF hereby agrees that, notwithstanding the terms of the Note, all payments of principal and interest on the Note will now be deferred until the earliest of the following dates (“Deferral End Date”):

a.	The date that we receive payment from the SBA of the forgiveness amount, if any, determined for your PPP Loan;
b.	The date that it is determined that your PPP Loan is not eligible for any forgiveness; and
c.

The date that is ten (10) months after the last day of your Covered Period, if you fail to apply for forgiveness for your PPP Loan within ten (10) months after the last day of your Covered Period. We will assume for this purpose that you have elected a 24-week Covered Period as permitted by the Flexibility Act.

If your PPP Loan is fully forgiven, the amount received from the SBA will be applied to pay off the Note in full, with no payment required from you.

If your PPP Loan is partially forgiven, the amount received from the SBA will be applied to the Note, and the remaining Note balance, with interest accrued thereon from the PPP Loan Date, is expected to be fully amortized over the remaining term of the Note through monthly payments of principal and interest. The amount and dates of your monthly payments will change from those set forth in the Note. When TCF receives the partial forgiveness payment from the SBA, we will provide you notice, which may

Exhibit 4.13

be in the form of an invoice, reflecting the new monthly payment amount and the first monthly payment due date in your new repayment schedule. All subsequent payments must be made by you on the same day of each month after the first monthly payment due date, through the maturity date of your Note.

If none of your PPP Loan is forgiven, the full principal of the Note plus all interest accrued thereon from the PPP Loan Date will be fully amortized over the period beginning on the Deferral End Date and ending on the maturity date of the Note. The amount and dates of your monthly payments will change from those set forth in the Note. As soon as we are able to do so, we will provide you notice, which may be in the form of an invoice, reflecting the new monthly payment amount and the first monthly payment due date in your new repayment schedule. All subsequent payments must be made by you on the same day of each month after the first monthly payment due date, through the maturity date of your Note.

As a reminder, if you received an advance under the Economic Injury Disaster Loan (“EIDL Advance”) program, the SBA will subtract the amount of your EIDL Advance from any amount otherwise eligible for forgiveness under your PPP Loan. Thus, even if you have spent sufficient funds to qualify for full forgiveness of your PPP Loan, the amount of any EIDL Advance will reduce your PPP Loan forgiveness, and there will be principal and interest remaining to be repaid on your PPP Loan.

If you have any questions or concerns regarding the deferral, please contact ________________________

Sincerely,

Director of Business Resource Lending